SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 5, 2007 (April 2, 2007)
Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 200, Atlanta, Georgia		30339

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 589-3500
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On April 4, 2007, Verso Technologies, Inc. (the “Company”) entered into an Agreement and Plan of Merger with sentitO Networks, Inc. (“sentitO”), SN Acquisition Corporation, a wholly-owned subsidiary of the Company (“Merger Sub”), and Brett Hauser as the Stockholders’ Agent (the “Merger Agreement”) to acquire sentitO by means of merger of Merger Sub with and into sentitO, with sentitO surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”). As consideration for the Merger, the Company will issue (i) approximately 7.7 million shares of restricted shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), of which approximately 1.0 million shares will be held in escrow to satisfy indemnification claims made by the Company pursuant to the Merger Agreement and approximately 1.2 million shares will be held in escrow and released upon the completion of certain in-progress sentitO customer activity; and (ii) five-year warrants to purchase approximately 841,000 shares of Common Stock with an exercise price of $1.25 per share (the “Warrants”). Furthermore, the Company may become obligated to issue a number of shares of Common Stock with an aggregate value of $3.0 million, to be valued at the time of such issuance, if the Company recognizes revenue during the twelve-month period following the closing of the Merger attributable to the sentitO business or customers.
     Pursuant to the Merger Agreement, the Company may pay such portion of the shares of Common Stock otherwise issuable in the Merger in cash to the extent necessary to avoid violating the shareholder approval requirements of Marketplace Rule 4350 of The Nasdaq Stock Market, LLC (the “Rule”). The Company has agreed to use commercially reasonable efforts to seek shareholder approval of the issuance in connection with the Merger of a number of shares of Common Stock in excess of 20% of the number of shares of Common Stock outstanding prior to the execution of the Merger Agreement for purposes of complying with the Rule.
     The Company has agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock issued in connection with the Merger, including the shares of Common Stock underlying the Warrants, pursuant to a customary registration rights agreement to be executed at the closing of the Merger. Except for the foregoing, the shares of Common Stock and Warrants to be issued in the Merger will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exception from the registration requirements of the Securities Act.
     The closing of the Merger is subject to the approval of the stockholders of sentitO and the satisfaction or waiver of other customary closing conditions set forth in the Merger Agreement.
     The description contained herein of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement which has been filed as Exhibit 2.1 to this Current Report. A press release announcing the execution of the Merger Agreement was issued by the Company on April 5, 2007, and is filed as Exhibit 99.1 to this Current Report.

Item 3.02 Unregistered Sales of Equity Securities.
     On April 2, 2007, the Company issued an aggregate of 1,103,552 shares (the “Shares”) of Common Stock to the holders of the 6% Senior Unsecured Convertible Debentures issued by the Company on February 4, 2005 (the “Debentures”). The Company issued the Shares pursuant to the terms of the Debentures in full satisfaction of its obligation to make the quarterly principal and interest payments in the amounts of $843,750 and $189,844, respectively, in respect of the Debentures which were otherwise required to be paid in cash. The Shares were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. The Company based such reliance upon representations made by the holders of the Debentures regarding their investment intent and sophistication, among other things.
     Following the issuance of the Shares, the exercise price of the Series A Warrants to purchase shares of Common Stock issued by the Company on February 4, 2005 was reduced to $2.46 per share in accordance with the terms thereof.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 3, 2007, the Company terminated the employment of James Nevelle, who had been serving as the Company’s Senior Vice President, Operations prior to such termination.
Item 9.01 Financial Statements and Exhibits.

(a)— (b)	Financial Statements of Businesses Acquired and Pro Forma Financial Information. None

(c)	Shell Company Transactions. None.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, sentitO Networks, Inc., SN Acquisition Corporation and Brett Hauser as the Stockholders’ Agent. (The schedules to the Agreement and Plan of Merger have been omitted from this Current Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release dated April 5, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
	By:	/s/ Larry Schwartz
Larry Schwartz, Vice President and General Counsel
Dated: April 5, 2007

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, sentitO Networks, Inc., SN Acquisition Corporation and Brett Hauser as the Stockholders’ Agent. (The schedules to the Agreement and Plan of Merger have been omitted from this Current Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release dated April 5, 2007.